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Exhibit 10.15

RESTRICTED SHARE AWARD

UNDER THE

2008 OMNIBUS STOCK AND INCENTIVE PLAN

for

THOMAS GROUP, INC.

        Effective as of the date executed below ("Date of Grant"), a Restricted Share Award ("Award") is granted by Thomas Group, Inc. (the "Company") to Michael E. McGrath (the "Holder"), provided that this Award is in all respects subject to the terms and provisions of the 2008 Omnibus Stock and Incentive Plan for Thomas Group, Inc. (the "Plan"), all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award. Capitalized terms used herein without definition shall have the respective meanings specified in the Plan.

WITNESSETH

        WHEREAS, the Holder assumed the additional roles of President and Chief Executive Officer on December 21, 2009 in addition to his role as Executive Chairman, and

        WHEREAS, the Holder has agreed to devote substantial, but not all of his time to these roles at the Company for calendar 2011, and

        WHEREAS, the Holder has agreed to do so for his existing cash salary of $250,000 per year effective March 1, 2011 plus 50% of personal billings from consulting services, and

        WHEREAS, the purpose of this Award is to advance the interests of the Company and increase shareholder value by providing additional incentive to retain and motivate the Holder, and

        WHEREAS, the Company desires to grant to Holder an award which entitles the Holder to receive up to 60,000 Restricted Shares subject to certain conditions described herein;

        NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

  1.
  Restricted Share Award. The Company hereby issues to the Holder the right to receive an aggregate of up to 60,000 Restricted Shares (the "Restricted Shares") under the Plan upon the terms and subject to the conditions set forth in this Award.

  2.
  Delivery of Shares. The Restricted Shares shall be delivered to the Holder in separate installments at the each of the following dates:

a. March 31, 2011	15,000 shares
b. June 30, 2011	15,000 shares
c. September 30, 2011	15,000 shares
d. December 31, 2011	15,000 shares
  3.
  Condition for Delivery of Restricted Shares. The Holder shall be entitled to receive an installment of Restricted Shares only if as of the delivery date specified above with respect to such installment he continues to be employed by the Company in the roles of Executive Chairman, President and Chief Executive Officer.

  4.
  Restriction on Shares to be Removed upon Delivery. Upon delivery, all restrictions will be removed and the delivered Shares will be unrestricted, except as may otherwise be required by law.

  5.
  Authority to Deliver Shares. The Chief Financial Officer shall be authorized to execute such documents as may be required to effect delivery of the Shares on each of the dates set forth above if the condition for delivery of Restricted Shares specified in Section 3 above has been met.

  6.
  Withholding. On each date on which the Shares are delivered, the Holder shall be required to pay to the Company, in cash, the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable Federal or state income tax withholding requirements and the collection of employment taxes.

  7.
  Status of the Holder with Respect to Shares. The Holder shall have no rights, powers or privileges with respect to the Restricted Shares until such Shares are delivered to the Holder.

  8.
  Representations and Warranties. As a condition to the delivery of the Shares, the Board of Directors of Thomas Group, Inc. (the "Board") may obtain such agreements or undertakings, if any, as the Board may deem necessary or advisable to assure compliance with any law or regulation including, but not limited to, the following:

  a.
  a representation, warranty or agreement by the Holder to the Company that he is acquiring the Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

  b.
  a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Board, necessary to comply with the provisions of any securities law deemed by the Board to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

  9.
  Termination of the Award. Without limitation, this Award shall automatically terminate and expire on the earlier of (i) the first date that an aggregate of 60,000 Restricted Shares shall have been delivered under this Award or (ii) the date of the Holder's Separation, and upon the date of such termination of the Award all Restricted Shares which have not been delivered on or prior to such date will be permanently forfeited.

  10.
  Interpretation of the Award Provisions. The Committee shall have the authority to the full extent provided under the terms of the Plan to interpret all terms of the Plan and this Award, and to otherwise supervise the implementation of such terms.

  11.
  Governing Law. TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, THIS AWARD SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

  12.
  Binding Effect. This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

  13.
  Amendments. This Award may only be amended by a written document signed by the Company and the Holder.

  14.
  Severability. If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

  15.
  Counterparts. This Award may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused these presents to be executed on its behalf and the Holder has unto set his hand, all on the day shown below.

THOMAS GROUP, INC.
By:	/s/ John T. Chain Jr.

General John T. Chain, Jr. Chairman of the Compensation and Corporate Governance Committee
Date: March 15, 2011

ACKNOWLEDGMENT

        The Holder agrees to be bound by all the terms of this Award and of the Plan.

By:	/s/ Michael E. McGrath
Michael E. McGrath

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  Exhibit 10.15
RESTRICTED SHARE AWARD UNDER THE 2008 OMNIBUS STOCK AND INCENTIVE PLAN for THOMAS GROUP, INC.
ACKNOWLEDGMENT